Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-273739 on Form S-8 of our report dated March 22, 2024, appearing in this Annual Report on Form 11-K of the Beacon Roofing Supply, Inc. 2023 Employee Stock Purchase Plan as of December 31, 2023 and for the period from July 1, 2023 through December 31, 2023.

/s/ SC&H Attest Services, P.C.

Sparks, Maryland
March 22, 2024